EXHIBIT 10(cr)


                        Blanket Retrocession Agreement
                         Effective:  October 1, 2003

                                  issued to

                         Dorinco Reinsurance Company
                              Midland, Michigan

                                      by

                 American Hallmark Insurance Company of Texas
                                Dallas, Texas

                              Table of Contents


 Article                                                      Page

     I     Business Reinsured                                   1

    II     Commencement and Termination                         1

   III     Territory                                            2

    IV     Exclusions                                           2

     V     Concurrency of Conditions                            3

    VI     Retention and Limit                                  3

   VII     Definitions                                          5

  VIII     Loss Notices and Settlements                         5

    IX     Salvage and Subrogation                              6

     X     Reinsurance Premium                                  6

    XI     Offset (BRMA 36C)                                    6

   XII     Access to Records (BRMA 1D)                          6

  XIII     Liability of the Retrocessionaire                    6

   XIV     Net Retained Lines (BRMA 32B)                        7

    XV     Errors and Omissions (BRMA 14F)                      7

   XVI     Taxes (BRMA 50B)                                     7

  XVII     Currency (BRMA 12A)                                  7

 XVIII     Unauthorized Retrocessionaires                       7

   XIX     Insolvency                                           9

    XX     Arbitration                                          9

   XXI     Service of Suit (BRMA 49D)                          10

  XXII     Governing Law (BRMA 71B)                            10

 XXIII     Entire Agreement                                    11

  XXIV     Intermediary (BRMA 23A)                             11

                        Blanket Retrocession Agreement
                         Effective:  October 1, 2003

                                  issued to

                         Dorinco Reinsurance Company
                              Midland, Michigan
                 (hereinafter referred to as the "Reinsurer")

                                      by

                 American Hallmark Insurance Company of Texas
                                Dallas, Texas
             (hereinafter referred to as the "Retrocessionaire")



 Article I - Business Reinsured

 A. By this Agreement the Reinsurer obligates itself to retrocede to the Retrocessionaire and the Retrocessionaire obligates itself to accept a part of the Reinsurer's share in the interests and liabilities of the "Reinsurer" as respects subject business (as hereinafter defined) under the Quota Share Reinsurance Agreement, effective October 1, 2003, (hereinafter referred to as the "Original Agreement") made and entered into by and among the Reinsurer, Old American County Mutual Fire Insurance Company (hereinafter referred to as the "Issuing Company") and American Hallmark General Agency, Inc., Dallas, Texas (hereinafter referred to as the "General Agent"). A copy of the Original Agreement is attached to and forms part of this Agreement.

 B. "Subject business" as used herein shall mean the losses retroceded hereunder as respects the "loss corridor" provisions set forth in paragraph A of Article VI.


 Article II - Commencement and Termination

 A. This Agreement shall become effective at 12:01 a.m., Central Standard Time, October 1, 2003, with respect to losses under policies allocated to underwriting years commencing at or after that time and date, and shall continue in force thereafter until the Original Agreement is terminated. This Agreement shall terminate automatically upon termination of the Original Agreement.

 B. Unless otherwise mutually agreed, reinsurance hereunder on subject business in force on the effective date of termination shall remain in full force and effect until expiration, cancellation or next premium anniversary of such subject business, whichever first occurs, but in no event beyond 12 months following the effective date of termination, subject, however, to regulatory requirements regarding policy cancellations and non-renewals.

 C. "Underwriting year" as used in this Agreement shall mean the period from 12:01 a.m., Central Standard Time, October 1, 2003 until 12:01 a.m., Central Standard Time, October 1, 2004, and each subsequent 12-month period (or portion thereof if the Original Agreement terminates prior to the end of a 12-month underwriting year) shall be a separate underwriting year. All premiums and losses from policies ceded under the Original Agreement and allocated to an underwriting year shall be credited or charged, respectively, to such underwriting year, regardless of the date said premiums earn or such losses occur. It is understood that a policy will be allocated to the underwriting year which is in effect as of:

    1. The effective date of such policies, with respect to all new policies; and

    2. The renewal date of such policies, with respect to term policies with renewals of one year or less.

    Such policies shall remain in the same underwriting year, as originally allocated, until the next renewal date or premium anniversary date, at which time such policies shall be allocated to the underwriting year in effect as of the date provided above. The term of any policy issued with respect to subject business hereunder shall not exceed 12 months.


 Article III - Territory

 The territorial limits of this Agreement shall be identical with those of the Original Agreement.


 Article IV - Exclusions

 A. This Agreement does not apply to and specifically excludes the following:

    1. Any Automobile business not classified as a Private Passenger
       Automobile.

    2. Garagekeepers Legal Liability.

    3. Vendors Single Interest.

    4. Nuclear risks as defined in the "Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance" and the "Nuclear Incident Exclusion Clause - Liability - Reinsurance" attached to and forming part of this Agreement.

    5. Liability as a member, subscriber or reinsurer of any Pool, Syndicate or Association, but this exclusion shall not apply to Assigned Risk Plans or similar plans.

    6. Mobile homes.

    7. Automobile dealers.

    8. Automobile Liability with respect to any vehicle used principally as:

       a. A taxicab, public or livery conveyance or bus, it being understood that this exclusion does not apply to school or church buses;

       b.  An ambulance, fire department or law enforcement vehicle;

       c.  A racing or exhibition vehicle.

    9. Loss or damage caused by or resulting from war, invasion, hostilities, acts of foreign enemies, civil war, insurrection, military or usurped power, martial law or confiscation by order of any government of public authority, but not excluding loss or damage which would be covered under a policy or standard form containing a standard War Exclusion Clause.

   10. Loss or damage or cost or expenses arising from seepage and/or pollution and/or contamination, other than contamination from smoke damage. Nevertheless, this exclusion does not preclude any payments of the cost of the removal of debris of property damage by a loss otherwise covered hereunder, but subject always to a limit of 25.0% of the Issuing Company's Property business loss under the original policy.

 B. If any subject business falling within the scope of one or more of the exclusions is assigned to the Issuing Company under an Assigned Risk Plan, such exclusion(s) shall not apply, it being understood and agreed that the limits of liability extended by the Issuing Company as respects such policies shall not exceed the minimum statutory limits of liability prescribed in such Assigned Risk Plan.

 C. If the Reinsurer is bound, without the knowledge and contrary to the instructions of the Reinsurer's supervisory underwriting personnel, on any subject business falling within the scope of one or more of the exclusions set forth in this Article, these exclusions shall be suspended with respect to such subject business until 30 days after an underwriting supervisor of the Reinsurer acquires knowledge of such subject business.


 Article V - Concurrency of Conditions

 This Agreement shall follow in all respects the terms and conditions of the Original Agreement (including addenda thereto when accepted by the Retrocessionaire), provided the terms and conditions of the Original Agreement are not inconsistent with the terms and conditions of this Agreement. The Reinsurer agrees to transmit all notices and information pertaining to the subject matter of this Agreement as promptly as possible after receipt thereof.


 Article VI - Retention and Limit

 A. The Retrocessionaire shall be liable for 100% of the amount by which losses incurred exceed 65.5% of premiums earned under the Original Agreement for each underwriting year hereunder. However, the Retrocessionaire's liability under this paragraph shall not exceed
    17.5% of premiums earned for each underwriting year hereunder and shall hereinafter be referred as the "loss corridor." The Reinsurer shall calculate, report and make any adjustments to the loss corridor in conjunction with the provisions under the Premium and Commission Article under the Original Agreement.

 B. As respects the liability of the Retrocessionaire for ultimate net loss under the loss corridor, including incurred but not reported loss reserves (hereinafter referred to as "IBNR"), the Retrocessionaire or the General Agent, on behalf of the Retrocessionaire, agree to fund the foregoing amounts by securing an irrevocable letter of credit containing an "evergreen clause" from a federally chartered or mutually acceptable bank, or other securities subject to the approval of the Reinsurer.

 C. Any funding requirements as respects the loss corridor will be completed within 45 days after the end of each underwriting year.

 D. In the event the Retrocessionaire's policyholders' surplus drops to the levels shown below, in addition to the funding requirements set forth in paragraph B above, the Retrocessionaire or the General Agent, on behalf of the Retrocessionaire, will secure additional funding (based on percentages as set forth below of the Retrocessionaire's limit of liability under the loss corridor), by an irrevocable letter of credit containing an "evergreen clause" from a federally chartered or mutually acceptable bank, or other securities subject to the approval of the
    Reinsurer:

             Reinsurer's Policyholders'     Additional
             Surplus                        Funding

             $7,500,000 to $6,500,000         5.0%
             $6,500,000 to $5,500,000        10.0%
             $5,500,000 and below            17.5%

    Such additional funding shall be required to be secured immediately, notwithstanding the Retrocessionaire's liability under the loss corridor, and shall be the greater of the Retrocessionaire's liability under the loss corridor or the funding requirements set forth in this paragraph D.

 E. "Losses incurred" as used herein shall mean the balance of the following, all as respects losses and loss adjustment expenses ceded under the Original Agreement:

    1. Ceded losses paid and the allowance for loss adjustment expenses as of the effective date of calculation; plus

    2. The ceded reserves for losses outstanding as of the effective date of calculation; plus

    3. As respects the second and each subsequent agreement year under the Original Agreement, plus the debit or minus the credit from the preceeding agreement year under the Original Agreement.

    As respects the funding requirements for the loss corridor set forth above, losses incurred shall include:

    1. As respects the first calculation of the loss corridor for the underwriting year, an amount representing IBNR equal to 7.5% of the premiums earned for policies allocated to the underwriting year;

    2. As respects the second calculation of the loss corridor for the underwriting year, an amount representing IBNR equal to 3.0% of the premiums earned for policies allocated to the underwriting year;

    3. As respects the third and each subsequent calculation of the loss corridor for the underwriting year, no IBNR shall be included.

 F. "Premiums earned" as used herein shall mean ceded net written premiums allocated to the underwriting year (i.e., net of cancellations and return premiums), less the unearned portion thereof as of the effective date of calculation, all as respects premiums ceded under the Original Agreement.


 Article VII - Definitions

 A. "Ultimate net loss" as used herein is defined as the sum or sums (including the allowance for loss adjustment expense, as hereinafter defined) paid or payable by the Reinsurer in settlement of claims and in satisfaction of judgments rendered on account of claims, after the deduction of all recoveries and all claims on inuring insurance or reinsurance, whether collectible or not. Nothing herein shall be construed to mean that losses under this Agreement are not recoverable until the Reinsurer's ultimate net loss has been ascertained.

 B. "Loss adjustment expense" as used herein shall mean expenses allocable to the investigation, defense and/or settlement of specific claims, including litigation expenses, interest on judgments and costs, expenses and fees resulting from a declaratory judgment or injunctive action brought by an insured or other person, but not including office expenses or salaries of the Reinsurer's regular employees. The liability of the Retrocessionaire for loss adjustment expense hereunder shall equal 10.0% of premiums earned for the underwriting year.


 Article VIII - Loss Notices and Settlements

 A. Whenever a loss sustained by the Reinsurer appears likely to result in a claim hereunder, the Reinsurer shall notify the Retrocessionaire, and the Retrocessionaire shall have the right to participate in the adjustment of the loss at its own expense.

 B. All loss settlements made by the Reinsurer, provided they are within the terms of this Agreement, shall be binding upon the Retrocessionaire, and the Retrocessionaire agrees to pay all amounts for which it may be liable upon receipt of reasonable evidence of the amount paid (or scheduled to be paid) by the Reinsurer.


 Article IX - Salvage and Subrogation

 The Retrocessionaire shall be credited with salvage (i.e., reimbursement obtained or recovery made by the Reinsurer, less the actual cost, excluding salaries of officials and employees of the Reinsurer and sums paid to attorneys as retainer, of obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder. Salvage thereon shall always be used to reimburse the excess carriers in the reverse order of their priority according to their participation before being used in any way to reimburse the Reinsurer for its primary loss.


 Article X - Reinsurance Premium

 A. As premium for the reinsurance provided hereunder for each underwriting year, the Reinsurer shall pay the Retrocessionaire 2.0% of the premium's earned under the Original Agreement for policies allocated to the underwriting year.

 B. Within 60 days after the end of each month, the Reinsurer shall report the premiums earned under the Original Agreement for the month. The premium due the Retrocessionaire, at the rate shown in paragraph A, shall be paid by the Reinsurer with its report. Any adjustments to the premium paid to the Retrocessionaire for each underwriting year shall be made within 45 days after 12 months following the end of the underwriting year.


 Article XI - Offset (BRMA 36C)

 The Reinsurer and the Retrocessionaire shall have the right to offset any balance or amounts due from one party to the other under the terms of this Agreement. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses or otherwise.


 Article XII - Access to Records (BRMA 1D)

 The Retrocessionaire or its designated representatives shall have access at any reasonable time to all records of the Reinsurer which pertain in any way to this reinsurance.


 Article XIII - Liability of the Retrocessionaire

 A. The liability of the Retrocessionaire shall follow that of the Reinsurer in every case and be subject in all respects to all the general and specific stipulations, clauses, waivers and modifications of the Issuing Company's policies and any endorsements thereon. However, in no event shall this be construed in any way to provide coverage outside the terms and conditions set forth in this Agreement.

 B. Nothing herein shall in any manner create any obligations or establish any rights against the Retrocessionaire in favor of any third party or any person or persons not party to this Agreement.


 Article XIV - Net Retained Lines (BRMA 32B)

 A. This Agreement applies only to that portion of any policy which the Reinsurer retains net for its own account, and in calculating the amount of any loss hereunder and also in computing the amount or amounts in excess of which this Agreement attaches, only loss or losses in respect of that portion of any policy which the Reinsurer retains net for its own account shall be included.

 B. The amount of the Retrocessionaire's liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Reinsurer to collect from any other retrocessionaire(s), whether specific or general, any amounts which may have become due from such retrocessionaire(s), whether such inability arises from the insolvency of such other retrocessionaire(s) or otherwise.


 Article XV - Errors and Omissions (BRMA 14F)

 Inadvertent delays, errors or omissions made in connection with this Agreement or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.


 Article XVI - Taxes (BRMA 50B)

 In consideration of the terms under which this Agreement is issued, the Reinsurer will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or the District of Columbia.


 Article XVII - Currency (BRMA 12A)

 A. Whenever the word "Dollars" or the "$" sign appears in this Agreement, they shall be construed to mean United States Dollars and all transactions under this Agreement shall be in United States Dollars.

 B. Amounts paid or received by the Reinsurer in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Reinsurer.


 Article XVIII - Unauthorized Retrocessionaires

 A. If the Retrocessionaire is unauthorized in any state of the United States of America or the District of Columbia, the Retrocessionaire agrees to fund its share of the Reinsurer's outstanding loss and loss adjustment expense reserves (including IBNR) by:

    1. Clean, irrevocable and unconditional letters of credit issued and confirmed, if confirmation is required by the insurance regulatory authorities involved, by a bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of letters of credit and acceptable to said insurance regulatory authorities; and/or

    2. Cash advances; and/or

    3. Other securities subject to prior approval by the Reinsurer;

    if, without such funding, a penalty would accrue to the Reinsurer on any financial statement it is required to file with the insurance regulatory authorities involved. The Retrocessionaire, at its sole option, may fund in other than cash if its method and form of funding are acceptable to the insurance regulatory authorities involved and to the Reinsurer.

 B. With regard to funding in whole or in part by letters of credit, it is agreed that each letter of credit will be in a form acceptable to insurance regulatory authorities involved, will be issued for a term of at least one year and will include an "evergreen clause," which automatically extends the term for at least one additional year at each expiration date unless written notice of non-renewal is given to the Reinsurer not less than 30 days prior to said expiration date. The Reinsurer and the Retrocessionaire further agree, notwithstanding anything to the contrary in this Agreement, that said letters of credit may be drawn upon by the Reinsurer or its successors in interest at any time, without diminution because of the insolvency of the Reinsurer or the Retrocessionaire, but only for one or more of the following purposes:

    1. To reimburse itself for the Retrocessionaire's share of losses and/or loss adjustment expense paid under the terms of the subject business reinsured hereunder, unless paid in cash by the Retrocessionaire;

    2. To reimburse itself for the Retrocessionaire's share of any other amounts claimed to be due hereunder, unless paid in cash by the Retrocessionaire;

    3. To fund a cash account in an amount equal to the Retrocessionaire's share of any ceded outstanding loss and loss adjustment expense reserves (including IBNR) funded by means of a letter of credit which is under non-renewal notice, if said letter of credit has not been renewed or replaced by the Retrocessionaire 10 days prior to its expiration date;

    4. To refund to the Retrocessionaire any sum in excess of the actual amount required to fund the Retrocessionaire's share of the Reinsurer's ceded outstanding loss and loss adjustment expense reserves (including IBNR), if so requested by the Retrocessionaire.

    In the event the amount drawn by the Reinsurer on any letter of credit is in excess of the actual amount required for B(1), or B(3), or in the case of B(2), the actual amount determined to be due, the Reinsurer shall promptly return to the Retrocessionaire the excess amount so drawn.


 Article XIX - Insolvency

 A. In the event of the insolvency of the Reinsurer, this reinsurance shall be payable directly to the Reinsurer or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the Reinsurer without diminution because of the insolvency of the Reinsurer or because the liquidator, receiver, conservator or statutory successor of the Reinsurer has failed to pay all or a portion of any claim.
    It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Reinsurer shall give written notice to the Retrocessionaire of the pendency of a claim against the Reinsurer indicating the reinsurance contract reinsured which claim would involve a possible liability on the part of the Retrocessionaire within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Retrocessionaire may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Reinsurer or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Retrocessionaire shall be chargeable, subject to the approval of the Court, against the Reinsurer as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Reinsurer solely as a result of the defense undertaken by the Retrocessionaire.

 B. It is further understood and agreed that, in the event of the insolvency of the Reinsurer, the reinsurance under this Agreement shall be payable directly by the Retrocessionaire to the Reinsurer or to its liquidator, receiver or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law or except (1) where this Agreement specifically provides another payee of such reinsurance in the event of the insolvency of the Reinsurer or (2) where the Retrocessionaire with the consent of the original reinsured or reinsureds has assumed such contract obligations of the Reinsurer as direct obligations of the Retrocessionaire to the payees under such contracts and in substitution for the obligations of the Reinsurer to such payees.


 Article XX - Arbitration

 A. As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Agreement, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbiter shall be chosen by the Reinsurer, the other by the Retrocessionaire, and an Umpire shall be chosen by the two Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies or Lloyd's London Underwriters. In the event that either party should fail to choose an Arbiter within 30 days following a written request by the other party to do so, the requesting party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration. If the two Arbiters fail to agree upon the selection of an Umpire within 30 days following their appointment, each Arbiter shall nominate three candidates within 10 days thereafter, two of whom the other shall decline, and the decision shall be made by drawing lots.


 B. Each party shall present its case to the Arbiters within 30 days following the date of appointment of the Umpire. The Arbiters shall consider this Agreement as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the Arbiters shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties. Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction.

 C. Each party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbiters are chosen by one party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two parties.

 D. Any arbitration proceedings shall take place at a location mutually agreed upon by the parties to this Agreement, but notwithstanding the location of the arbitration, all proceedings pursuant hereto shall be governed by the law of the state in which the Reinsurer has its principal office.


 Article XXI - Service of Suit (BRMA 49D)

 (Applicable if the Retrocessionaire is not domiciled in the United States of America, and/or is not authorized in any State, Territory or District of the United States where authorization is required by insurance regulatory authorities)

 A. It is agreed that in the event the Retrocessionaire fails to pay any amount claimed to be due hereunder, the Retrocessionaire, at the request of the Reinsurer, will submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Retrocessionaire's rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States.

 B. Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Retrocessionaire hereby designates the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Reinsurer or any beneficiary hereunder arising out of this Agreement.


 Article XXII - Governing Law (BRMA 71B)

 This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.


 Article XXIII - Entire Agreement

 This Agreement contains the entire agreement between the parties as to the subject matter hereof. No waiver, modification, variation, change or amendment to this Agreement shall be binding on either party unless reduced to writing and signed by a duly authorized officer of each party.


 Article XXIV - Intermediary (BRMA 23A)

 Benfield Inc. is hereby recognized as the Intermediary negotiating this Agreement for all business hereunder. All communications (including but not limited to notices, statements, premium, return premium, commissions, taxes, losses, loss adjustment expense, salvages and loss settlements) relating thereto shall be transmitted to the Reinsurer or the Retrocessionaire through Benfield Inc., 3600 West 80th Street, Minneapolis, Minnesota 55431. Payments by the Reinsurer to the Intermediary shall be deemed to constitute payment to the Retrocessionaire. Payments by the Retrocessionaire to the Intermediary shall be deemed to constitute payment to the Reinsurer only to the extent that such payments are actually received by the Reinsurer.


 In Witness Whereof, the parties by their duly authorized representatives have executed this Agreement as of the dates undermentioned at:

 Midland, Michigan,this ______ day of ________________ in the year ________.

                 __________________________________________________________
                 Dorinco Reinsurance Company

 Dallas, Texas,this ______ day of ___________________ in the year _________.

                 __________________________________________________________
                 American Hallmark General Agency, Inc.

 Dallas, Texas,this ______ day of ___________________ in the year _________.

                 __________________________________________________________
                 American Hallmark Insurance Company of Texas

  Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance (U.S.A.)


 1. This Reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly and whether as Insurer or Reinsurer, from any Pool of Insurers or Reinsurers formed for the purpose of covering Atomic or Nuclear Energy risks.

 2. Without in any way restricting the operation of paragraph (1) of this Clause, this Reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly and whether as Insurer or Reinsurer, from any insurance against Physical Damage (including business interruption or consequential loss arising out of such Physical Damage) to:

    I. Nuclear reactor power plants including all auxiliary property on the site, or

   II. Any other nuclear reactor installation, including laboratories handling radioactive materials in connection with reactor installations, and "critical facilities" as such, or

  III. Installations for fabricating complete fuel elements or for processing substantial quantities of "special nuclear material," and for reprocessing, salvaging, chemically separating, storing or disposing of "spent" nuclear fuel or waste materials, or

   IV. Installations other than those listed in paragraph (2) III above using substantial quantities of radioactive isotopes or other products of nuclear fission.

 3. Without in any way restricting the operations of paragraphs (1) and
    (2) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance on property which is on the same site as a nuclear reactor power plant or other nuclear installation and which normally would be insured therewith except that this paragraph (3) shall not operate

  (a) where Reassured does not have knowledge of such nuclear reactor power plant or nuclear installation, or

  (b) where said insurance contains a provision excluding coverage for damage to property caused by or resulting from radioactive contamination, however caused. However on and after 1st January 1960 this sub-paragraph (b) shall only apply provided the said radioactive contamination exclusion provision has been approved by the Governmental Authority having jurisdiction thereof.

 4. Without in any way restricting the operations of paragraphs (1), (2) and
    (3) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, when such radioactive contamination is a named hazard specifically insured against.

 5. It is understood and agreed that this Clause shall not extend to risks using radioactive isotopes in any form where the nuclear exposure is not considered by the Reassured to be the primary hazard.

 6. The term "special nuclear material" shall have the meaning given it in the Atomic Energy Act of 1954 or by any law amendatory thereof.

 7. Reassured to be sole judge of what constitutes:

  (a)  substantial quantities, and

  (b)  the extent of installation, plant or site.

 Note.-Without in any way restricting the operation of paragraph (1) hereof, it is understood and agreed that

  (a) all policies issued by the Reassured on or before 31st December 1957 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

  (b) with respect to any risk located in Canada policies issued by the Reassured on or before 31st December 1958 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

 12/12/57
 N.M.A. 1119
 BRMA 35B

     Nuclear Incident Exclusion Clause - Liability - Reinsurance (U.S.A.) (Approved by Lloyd's Underwriters' Fire and Non-Marine Association)


 (1) This reinsurance does not cover any loss or liability accruing to the Reassured as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.

 (2) Without in any way restricting the operation of paragraph (1) of this Clause it is understood and agreed that for all purposes of this reinsurance all the original policies of the Reassured (new, renewal and replacement) of the classes specified in Clause II of this paragraph
     (2) from the time specified in Clause III in this paragraph (2) shall be deemed to include the following provision (specified as the Limited Exclusion Provision):

    Limited Exclusion Provision.*

    I. It is agreed that the policy does not apply under any liability coverage, to
             (injury, sickness, disease, death or destruction
             (bodily injury or property damage
       with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability.

   II. Family Automobile Policies (liability only), Special Automobile Policies (private passenger automobiles, liability only), Farmers Comprehensive Personal Liability Policies (liability only), Comprehensive Personal Liability Policies (liability only) or policies of a similar nature; and the liability portion of combination forms related to the four classes of policies stated above, such as the Comprehensive Dwelling Policy and the applicable types of Homeowners Policies.

  III. The inception dates and thereafter of all original policies as described in II above, whether new, renewal or replacement, being policies which either
       (a)  become effective on or after 1st May, 1960, or
       (b) become effective before that date and contain the Limited Exclusion Provision set out above;
       provided this paragraph (2) shall not be applicable to Family Automobile Policies, Special Automobile Policies, or policies or combination policies of a similar nature, issued by the Reassured on New York risks, until 90 days following approval of the Limited Exclusion Provision by the Governmental Authority having jurisdiction thereof.

 (3) Except for those classes of policies specified in Clause II of paragraph (2) and without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that for all purposes of this reinsurance the original liability policies of the Reassured (new, renewal and replacement) affording the following coverages:

       Owners, Landlords and Tenants Liability, Contractual Liability, Elevator Liability, Owners or Contractors (including railroad) Protective Liability, Manufacturers and Contractors Liability, Product Liability, Professional and Malpractice Liability, Storekeepers Liability, Garage Liability, Automobile Liability (including Massachusetts Motor Vehicle or Garage Liability)

    shall be deemed to include, with respect to such coverages, from the time specified in Clause V of this paragraph (3), the following provision (specified as the Broad Exclusion Provision):

    Broad Exclusion Provision.*

    It is agreed that the policy does not apply:

    I. Under any Liability Coverage to
           (injury, sickness, disease, death or destruction
           (bodily injury or property damage
       (a) with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of
           Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability; or
       (b) resulting from the hazardous properties of nuclear material and with respect to which (1) any person or organization is required to maintain financial protection pursuant to the Atomic Energy Act of 1954, or any law amendatory thereof, or (2) the insured is, or had this policy not been issued would be, entitled to indemnity from the United States of America, or any agency thereof, under any agreement entered into by the United States of America, or any agency thereof, with any person or organization.

   II. Under any Medical Payments Coverage, or under any Supplementary Payments Provision relating to
           (immediate medical or surgical relief
           (first aid,
       to expenses incurred with respect to
           (bodily injury, sickness, disease or death
           (bodily injury
       resulting from the hazardous properties of nuclear material and arising out of the operation of a nuclear facility by any person or organization.

  III. Under any Liability Coverage to
           (injury, sickness, disease, death or destruction
           (bodily injury or property damage
       resulting from the hazardous properties of nuclear material, if
       (a) the nuclear material (1) is at any nuclear facility owned by, or operated by or on behalf of, an insured or (2) has been discharged or dispersed therefrom;
       (b) the nuclear material is contained in spent fuel or waste at any time possessed, handled, used, processed, stored, transported or disposed of by or on behalf of an insured; or
       (c) the
              (injury, sickness, disease, death or destruction
              (bodily injury or property damage
           arises out of the furnishing by an insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility, but if such facility is located within the United States of America, its territories, or possessions or Canada, this exclusion (c) applies only to
              (injury to or destruction of property at such nuclear facility (property damage to such nuclear facility and any property thereat.

   IV. As used in this endorsement:
       "hazardous properties" include radioactive, toxic or explosive properties; "nuclear material" means source material, special nuclear material or byproduct material; "source material", "special nuclear material", and "byproduct material" have the meanings given them in the Atomic Energy Act of 1954 or in any law amendatory thereof;
       "spent fuel" means any fuel element or fuel component, solid or liquid, which has been used or exposed to radiation in a nuclear reactor; "waste" means any waste material (1) containing byproduct material and (2) resulting from the operation by any person or organization of any nuclear facility included within the definition of nuclear facility under paragraph (a) or (b) thereof; "nuclear facility" means
       (a) any nuclear reactor,
       (b) any equipment or device designed or used for (1) separating the isotopes of uranium or plutonium, (2) processing or utilizing spent fuel, or (3) handling processing or packaging waste,
       (c) any equipment or device used for the processing, fabricating or alloying of special nuclear material if at any time the total amount of such material in the custody of the insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235,
       (d) any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste, and includes the site on which any of the foregoing is located, all operations conducted on such site and all premises used for such operations; "nuclear reactor" means any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of fissionable material;

          (With respect to injury to or destruction of property, the word
              "injury" or "destruction,"
          ("property damage" includes all forms of radioactive contamination of property,
          (includes all forms of radioactive contamination of property.

    V. The inception dates and thereafter of all original policies affording coverages specified in this paragraph (3), whether new, renewal or replacement, being policies which become effective on or after 1st May, 1960, provided this paragraph (3) shall not be applicable to
         (i) Garage and Automobile Policies issued by the Reassured on New York risks, or
        (ii) statutory liability insurance required under Chapter 90, General Laws of Massachusetts, until 90 days following approval of the Broad Exclusion Provision by the Governmental Authority having jurisdiction thereof.
 (4) Without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that paragraphs (2) and (3) above are not applicable to original liability policies of the Reassured in Canada and that with respect to such policies this Clause shall be deemed to include the Nuclear Energy Liability Exclusion Provisions adopted by the Canadian Underwriters' Association or the Independent Insurance Conference of Canada.


 *NOTE. The words printed in italics in the Limited Exclusion Provision and in the Broad Exclusion Provision shall apply only in relation to original liability policies which include a Limited Exclusion Provision or a Broad Exclusion Provision containing those words.